Exhibit 99.1

Contact:
Patriot National Bank	Christopher D. Maher	Robert F. O’Connell
900 Bedford Street	President & CEO	Sr. EVP & CFO
Stamford, CT 06901	203 251-8265	203 324-7500
Patriot National Bancorp Reports First Quarter 2011 Results
Highlighted by Asset Quality Improvements
Stamford, Connecticut May 17, 2011, Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK,” “Patriot”), the parent of Patriot National Bank (“Bank”), reported a loss of $9.0 million, or $0.23 per share, in the first quarter of 2011, which included a $6.2 million loss on a bulk sale of non-performing assets, compared to a net loss of $4.1 million, or $0.12 per share, in the fourth quarter of 2010 and $3.1 million, or $0.66 per share, in the first quarter a year ago.
“The accelerated improvement of asset quality and associated charges relating to the completion of the bulk sale of non-performing assets in the first quarter reduced non-accrual loan balances to acceptable operating levels. This event, coupled with our other restructuring initiatives, brings Patriot close to the end of its recovery phase,” said Michael Carrazza, Chairman of the Board. “Our restructuring progress combined with solid capital levels, a more streamlined operating platform and slowly improving economic conditions in our market enables Patriot to shift its focus toward earnings profitability and enterprise growth.”
First Quarter 2011 Highlights:
•	Strong capital levels with Total Capital to Risk Weighted Assets of 18.14% for Patriot and 17.50% for the Bank.
•	The completion of a bulk sale of non-performing assets generated cash proceeds of $60.6 million, which represented a recovery rate of 90.7% of net book value.
•	Non-performing loans decreased to $32.5 million, or 6.8% of total loans, compared to $89.1 million, or 16.2% of total loans at December 31, 2010.
•	Non-performing assets were down 69% from the prior quarter and down 76% from a year ago to $33.5 million at March 31, 2011, which represented 4.75% of total assets.
•	Other Real Estate Owned (OREO) assets acquired as a result of foreclosure actions decreased $15.5 million, or 94.2%, to $950,000 as of March 31, 2011.
•	Loans placed on nonaccrual decreased $56.6 million, or 64%, compared to December 31, 2010.
•	First quarter net interest margin was 2.86%, up 22 basis points from the preceding quarter and down 24 basis points from the first quarter a year ago.
Asset Quality
The provision for loan losses was $7.0 million for the first quarter of 2011 compared to $1.5 million for the fourth quarter of 2010 and $727,000 for the first quarter of 2010. The increase in the provision for loan losses during the current quarter was primarily due to $6.0 million related to loans transferred to held-for-sale in connection with the aforementioned bulk loan sale.

PNBK 1Q11 Results
May 17, 2011
At March 31, 2011, the allowance for loan losses was $12.2 million, or 2.55% of gross loans, compared to $15.4 million, or 2.80% of gross loans three months earlier and $15.1 million, or 2.35% of gross loans a year ago.
Non-performing loans were substantially reduced to $32.5 million, or 6.8% of total loans at March 31, 2011, compared to $89.1 million, or 16.2% of gross loans at December 31, 2010. Other real estate owned properties (OREO) decreased to $950,000 at March 31, 2011 compared to $16.4 million at December 31, 2010. Non-performing assets, which consist of non-accrual loans and OREO, declined to $33.5 million at March 31, 2011, compared to $105.6 million at December 31, 2010; and $128.3 million at March 31, 2010.
“We continue to make strong progress in reducing non-performing assets, while rapidly disposing of real estate that we have acquired through foreclosure. Total non-performing assets were down 68% from the prior quarter and 74% below the same quarter last year,” said Christopher Maher, President and Chief Executive Officer. “The quarter ended March 31, 2011, is the sixth consecutive quarter during which total non-performing assets declined.”
The $32.5 million of non-accrual loans at March 31, 2011 is comprised of exposure to 32 borrowers, for which a specific reserve of $3.4 million has been established. Of these loans, borrowers on 10 loans with aggregate balances of $9.4 million continue to make payments and these loans are current on payments within one month of schedule.
Balance Sheet Review
As part of the company’s strategic balance sheet management, total assets decreased to $709.7 million at March 31, 2011, compared with $784.3 million at December 31, 2010, and $814.7 million at March 31, 2010. The plan to reduce concentrations in high risk construction and commercial real estate loans resulted in a decrease in the loan portfolio to $466.9 million at March 31, 2011, from $534.5 million at December 31, 2010, and $624.9 million at March 31, 2010. “We expect the loan portfolio to remain flat in the second quarter of 2011 and then begin to grow for the remainder of the year,” said Maher. The loan pipeline totaled $40.8 million as of March 31, 2011.
Total deposits decreased to $581.3 million at March 31, 2011, compared with $646.8 million at December 31, 2010, and $711.8 million at March 31, 2010. Most of the decrease in deposits is the result of Patriot’s planned strategy to reduce rate sensitive deposits through a series of interest rate reductions, resulting in a lower cost of funds and improved spreads. However, non-interest bearing deposits which are primarily comprised of demand deposits, increased 9.0%, or $4.6 million, as compared to December 31, 2010. Despite the aggregate decrease in deposits, Patriot National Bank continues to maintain strong levels of liquidity, which has been further augmented by the recent capital infusion and the proceeds of the bulk sale of non-performing assets during the quarter.
Income Statement Review
Following a $6.2 million loss relating to the one-time bulk sale of non-performing assets, Patriot’s net loss was $9.0 million, or $0.23 per share in the first quarter, compared to $4.1 million, or $0.12 per share, in the fourth quarter of 2010 and $3.1 million, or $0.66 per share, for the first quarter of 2010. First quarter net interest income was $4.9 million, compared to $6.0 million in the first quarter a year ago. Patriot’s interest income decreased by 24% compared to the first quarter a year ago as a result of lower average outstanding loan balances and high levels of overnight liquidity. Interest expense decreased by 34% compared to the first quarter a year ago, primarily due to the reduction of total deposits and substantially lower interest rates paid on existing deposits.

PNBK 1Q11 Results
May 17, 2011
First quarter non-interest income increased 8% to $583,000 compared to $538,000 for the first quarter of 2010. Non-interest expenses improved 14% to $7.5 million in the first quarter of 2011, compared to $8.7 million in the first quarter a year ago. Carrying costs associated with other real estate owned, some of which related to loan workout activities, declines in professional and other outsides services, contract renegotiation, and regulatory assessments contributed to lower overhead costs in the quarter. Lower operating expense trends will continue as the Bank completes the planned branch repositioning effort and realizes expense reductions related to the management of non-performing assets.
The net interest margin in the first quarter of 2011 was 2.86%, up 22 basis points from the preceding quarter and down 24 basis points from the first quarter a year ago. “Our net interest margin has fluctuated over the past year as we have increased liquidity, made investments in lower yielding securities and reduced our cost of funds primarily due to lower levels of certificates of deposit,” said Maher.
Capital
Total stockholders’ equity was $58.2 million at March 31, 2011, compared to $33.1 million a year earlier. Tangible book value was $1.52 per share at March 31, 2011, compared to $1.75 per share at December 31, 2010.
The capital ratios at March 31, 2011 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	Patriot National	Patriot National	Well Capitalized
	Bancorp, Inc.	Bank	Requirement

Total Capital (to Risk Weighted Assets)	18.14%	17.50%	10.00%
Tier 1 Capital (to Risk Weighted Assets)	16.71%	16.07%	6.00%
Tier 1 Capital (to Average Assets)	8.71%	8.38%	5.00%
About the Company
Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

PNBK 1Q11 Results
May 17, 2011
Financial Highlights (unaudited)

	Three Months Ended
	March 31,
Dollars in thousands, except per share	2011	2010

Net interest income	$4,936	$6,009
Provision for loan losses	6,982	727

Net interest income after provision for loan losses	(2,046)	5,282
Noninterest income	583	538
Noninterest expense	7,520	8,727

Loss before income taxes	(8,983)	(2,907)
Provision for income taxes	—	(225)

Net loss	$(8,983)	$(3,132)

Loss per share	$(0.23)	$(0.66)

Average shares outstanding	38,362,727	4,762,727

Net interest margin	2.86%	3.10%

Loans at period end	$466,869	$624,942
Deposits at period end	$581,283	$711,841
Assets at period end	$709,714	$814,749

Shares outstanding	38,362,727	4,762,727

Book Value per Share (1)	$1.52	$6.94
Tangible Book Value per Share (2)	$1.52	$6.93
(1)	Book value per share represents shareholders’ equity divided by outstanding shares.
(2)	Tangible book value per share represents shareholders’ equity less intangible assets divided by outstanding shares.
Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010.
Note:	Transmitted on GlobeNewswire on May 17, 2011 at 4:50 p.m. EDT.

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